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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE


Contact:  Adam C. Derbyshire              Mike Freeman
          Vice President and              Director, Investor Relations and
          Chief Financial Officer         Corporate Communications
          919 862-1000                    919 862-1000


                        SALIX PHARMACEUTICALS REPORTS
                     RESULTS OF SECOND PHASE III TRIAL OF
                                   RIFAXIMIN

RALEIGH, NC, May 29, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq: SLXP) today announced results from its latest Phase III clinical trial of rifaximin, a minimally absorbed, rifamycin-class antibiotic. The results of this trial, "A Randomized Double-Blind, Parallel, Placebo-Controlled Study of Rifaximin at 600 mg and 1200 mg/day in the Treatment of Bacterial Infectious Diarrhea in Travelers" were presented yesterday at the 7/th/ Conference of the International Society for Travel Medicine in Innsbruck, Austria.

The evaluation of the effectiveness of a 3-day regimen of rifaximin or placebo was based upon the rapidity of resolution of the diarrhea attack and the modification of stools. The trial's primary efficacy endpoint was Time to Last Unformed Stool (TLUS). The median TLUS, in hours, was: placebo = 60.0, rifaximin 600 mg = 32.5 (p < 0.001), and rifaximin 1200 mg = 32.9 (p < 0.001.)
Secondary efficacy endpoints included the number of unformed stools per 24-hour time interval, rates of wellness and rates of treatment failure. Both rifaximin groups were superior to placebo with respect to the secondary endpoints listed above. Evaluation of safety was based upon the incidence of adverse events
(AEs), physical examination, and laboratory investigations. There were no between-group differences in the incidence of the safety measures.

This multi-center trial was conducted in 380 subjects affected by acute diarrhea. Study centers were located in Mexico, Guatemala and Kenya. Principal investigators of the study included
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Herbert DuPont, M.D., Professor of Medicine, University of Texas - Houston;
David Sack, M.D., Professor, Department of International Health, for Johns Hopkins University School of Hygiene and Public Health; and Robert Steffen, M.D., Professor, Institute for Social and Preventive Medicine, University of Zurich. Dr. DuPont also serves as a member of the Food and Drug Administration Advisory Committee on Vaccines and Biologics, and he is the author of the guidelines to evaluate new anti-infective therapies for the treatment of acute infectious diarrhea.

The findings of this trial, reported yesterday, and the findings of a previously completed head-to-head trial designed to compare the clinical outcomes of rifaximin and ciprofloxacin for the treatment of infectious diarrhea will serve as the basis for Salix's New Drug Application (NDA) for the use of rifaximin in the treatment of infectious diarrhea. In the comparative trial of rifaximin and ciprofloxacin, the primary efficacy endpoint, TLUS, in hours, for rifaximin (median = 25.7) was statistically equivalent to TLUS for ciproflaxacin (median = 25.0) (p = 0.006). Secondary efficacy endpoints included the number of unformed stools per 24-hour time interval, rates of wellness and rates of treatment failures. There was no statistically significant difference between treatment groups with respect to the secondary endpoints listed above. Evaluation of safety was based upon the incidence of AEs, physical examination, and laboratory investigations. There was no statistically significant difference between treatment groups for any of the safety analyses. This randomized, comparative, double-blind study was conducted in 187 subjects affected by acute diarrhea. Study centers were located in Mexico and Jamaica.

"The results of this study are very exciting and, in conjunction with the results of the earlier study, show that rifaximin, if approved by the FDA, could offer an alternative to ciprofloxacin and other fluoroquinolones in the treatment of bacterial infectious diarrhea," said Dr. Herbert DuPont, Professor of Medicine, University of Texas - Houston. "This is an important finding in view of the emergence of fluoroquinolone or quinolone resistance in many parts of the world."

"We are keenly interested in the therapeutic potential of this next generation antibiotic," commented Dr. Lorin Johnson, Senior Vice President, Development and Chief Scientific Officer, Salix Pharmaceuticals. "If approved, a safe and effective agent specifically targeted for
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infections of the gastrointestinal tract would be a very useful addition to the physician's armamentarium. We are encouraged by the results of this latest trial of rifaximin. Based upon the results of our two Phase III trials, we are currently assembling the New Drug Application for the use of rifaximin in the treatment of infectious diarrhea."

Rifaximin is a new, broad-spectrum antibiotic that belongs to the rifamycin class of antibiotics. The drug is chemically structured to deliver high concentrations of antibiotic to the gastrointestinal tract while remaining minimally absorbed outside the gastrointestinal tract. Salix licensed U.S. and Canadian rights to rifaximin from Alfa Wassermann. The Company's current development plan for rifaximin includes:

 .  2Q2001

   initiation of the U.S. arm of the Phase III trial for hepatic encephalopathy (Salix has received Orphan Drug Designation for this indication) which has already been started in Europe by Alfa Wassermann

 .  4Q2001

   submission of a New Drug Application for treatment of infectious diarrhea

 .  Ongoing

   assessment of additional potential uses including antibiotic-associated colitis, diverticulitis, bacterial overgrowth of the small intestine and irritable bowel syndrome

Rifaximin is marketed in Italy and other countries by Alfa-Wassermann under the trade names Normix(R) and Rifacol(R). In Italy, rifaximin 2000 annual sales totaled approximately US$24 million.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its
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specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, our ability to manage growth, risks of clinical trials and regulatory review, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.